Exhibit 99-2

Certificate Pursuant to Section 1350 of Chapter 63
of Title 18 of the United States Code

I, Michael Smith, the chief financial officer of Cobra Electronics Corporation, certify that (i) the Quarterly Report on Form 10-Q of Cobra Electronics Corporation for the quarterly period ended September 30, 2002 (the “Form 10-Q”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Cobra Electronics Corporation and its subsidiaries.

/S/    MICHAEL SMITH

Michael Smith
November 14, 2002